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                                                                    EXHIBIT 99.1



[CASUAL MAIL LOGO HERE]


               Company Contact:      Mike O'Hara
                                     General Counsel
                                     (781) 828-9300
               Investor Relations:   James R. Palczynski
                                     Integrated Corporate Relations, Inc.
                                     (203) 222-9145



                  CASUAL MALE TO RESTRUCTURE UNDER CHAPTER 11

     Canton, MA, May 18, 2001 - Casual Male Corp. (NASDAQ: CMAL), announced today that it and certain of its subsidiaries have filed voluntary petitions to reorganize their businesses under Chapter 11 of the United States Bankruptcy Code. The filings were made in the United States Bankruptcy Court for the Southern District of New York. In its filings, the Company reported total assets of approximately $299 million and total liabilities of approximately $244 million as of February 3, 2001.

     The Chapter 11 Cases are designed to enable the Company to restructure its debt and operations and help the Company emerge from Chapter 11 with renewed financial health.

     Alan Weinstein, Chairman and Chief Executive Officer of Casual Male, said, "The voluntary filing, together with our plans to de-lever our balance sheet, will give us the opportunity to return Casual Male to financial health." Mr. Weinstein explained that the reason for the Company's filing stems from a need to restructure its long-term indebtedness. He noted that the Company had pursued a number of potential capital market transactions to provide the necessary financing and avoid the bankruptcy filing; however, in the end, the Company was unable to secure financing and ultimately concluded that the reorganization process was the only viable alternative. Mr. Weinstein added that it is his expectation that during the Chapter 11 Case and upon emergence, the Company will remain the leading multi-channel specialty retailer of apparel for big and tall men.
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     The Company expects to have the necessary financing to continue operations while it restructures. It has signed a $135 million post-petition credit facility with a lending group, led by Fleet Retail Finance, Inc. and Back Bay Capital Funding LLC. The credit facility, upon court approval, will provide loans to the Company to fund the Company's ongoing operations. Employees will continue to be paid and vendors will be paid for post-petition purchases of goods and services in the ordinary course. The Company intends to seek Court approval to honor policies regarding gift certificates and other customer programs, as well as continue its employee benefit programs. Mr. Weinstein added that he is "grateful to the customers, vendors, lenders and, of course, the employees during this challenging period."

     The Company has also filed a motion to enable the Company to take full advantage of the automatic injunction (that commences immediately upon the Chapter 11 filings) to protect its substantial net operating loss carryforward. This motion seeks to limit the buying and selling of the Company's equity and Convertible Subordinated Notes and the trading of claims that could effect an "ownership change" for tax purposes, thereby adversely affecting the Company's valuable NOL tax asset. In order to make sure that no violations of the automatic stay occur by claims or securities trading, the Company has requested approval of certain procedures to govern and restrict trading.

     Casual Male Corp. and its subsidiaries operate businesses engaged in the retail sale of apparel through its Casual Male Big & Tall, Repp Big & Tall and B&T Factory Store businesses, which offer fashion, casual, dress clothing and footwear to the big and tall man and through its Work n' Gear subsidiary which sells a wide selection of workwear, health-care apparel and uniforms for industry and service businesses. The Company's businesses offer their merchandise to customers through diverse selling and marketing channels including retail stores, catalog, direct selling work forces and e-commerce websites.

Forward-Looking Statements

     Forward-looking statements in this press release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The words "expect," "anticipate," "intend," "plan," "believe," " seek," " estimate," and similar expressions are intended to identify such forward-looking statement; however, this press release also contains other forward-looking statements. Casual Male cautions that there are various important factors that could cause actual results to differ materially from those indicated in the forward-looking statement; accordingly, there can be no assurance that such indicated results will be realized. Among the important factors that could cause actual results to differ materially from those indicated by such forward-looking statement are: the overall viability of the Company's long-term operational reorganization and financial restructuring plan; the involvement of our secured and unsecured creditors in the Chapter 11 proceedings; the bankruptcy court approval of debtor in possession financing and numerous other approvals incident to our operations in Chapter 11 and our ultimate reorganization; competitive pressure in Casual Male's market; seasonality; favorable or unfavorable weather conditions; business conditions in the retail
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industry; general economic conditions and the risk factors detailed from time to time in Casual Male's periodic reports filed with the Securities and Exchange Commission. By making these forward-looking statements, Casual Male does not undertake to update them in any manner except as may be required by Casual
Male's disclosure obligations in filings it makes with the Securities and Exchange Commission under Federal securities laws.